Exhibit 99.6

AMENDED AND RESTATED JOINT FILING AGREEMENT

This Amended and Restated Joint Filing Agreement (this “Agreement”), dated as of February 14, 2018, is made by and among Privet Fund LP, a Delaware limited partnership, Privet Fund Management LLC, a Delaware limited liability company, Ryan Levenson, individually, Privet Capital Investments II, LP, a Delaware limited partnership, Hardinge Holdings, LLC, a Delaware limited liability company, and Hardinge Merger Sub, Inc., a New York corporation.

WHEREAS, each of Privet Fund LP, Privet Fund Management LLC, and Ryan Levenson (together, the “Original Parties”) are parties to that certain Joint Filing Agreement dated as of December 3, 2014 (the “Original Agreement”), pursuant to the terms of which such parties agreed to provide for the filing of a joint Schedule 13D, and all amendments thereto, with respect to shares of common stock, par value $0.01 per share, of Hardinge Inc. (the “Shares”); and

WHEREAS, the Original Parties desire by this Agreement to amend and restate the Original Agreement in its entirety to add Privet Capital Investments II, LP, Hardinge Holdings, LLC, and Hardinge Merger Sub, Inc. as parties thereto and to provide for the joint filing on behalf of each of the parties hereto of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares.

NOW, THEREFORE, the parties hereto agree as follows:

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, the parties agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Shares, and further agree that this Agreement shall be included as an exhibit to such joint filings.

The parties further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Facsimiles and electronic pdf copies of original signatures are considered valid as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of February 14, 2018.

PRIVET FUND LP

By: Privet Fund Management LLC,

Its General Partner

By: /s/ Ryan Levenson

Name: Ryan Levenson

Its: Managing Member

Privet Fund Management LLC

By: /s/ Ryan Levenson

Name: Ryan Levenson

Its: Managing Member

/s/ Ryan Levenson

Ryan Levenson

PRIVET CAPITAL INVESTMENTS II, LP

By: Privet Capital Management LLC, its General Partner

By: /s/ Ryan Levenson
Name: Ryan Levenson
Its: Managing Member

HARDINGE HOLDINGS, LLC

By: Privet Fund Management LLC, its Manager

By: /s/ Ryan Levenson

Name: Ryan Levenson

Its: Managing Member

HARDINGE MERGER SUB, INC.

By: /s/ Ryan Levenson

Name: Ryan Levenson

Its: Chief Executive Officer